Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT, dated September 10, 2007, is by and between TREX COMPANY, INC. (hereinafter referred to as the "Company") and ANTHONY J. CAVANNA (hereinafter referred to as "Consultant").

The parties agree as follows:

1. Consulting Services. Consultant shall provide consulting services to the Company by acting as its Interim Chief Financial Officer. Consultant's specific obligations hereunder shall be determined by the Company and shall be pursuant to a schedule mutually satisfactory to both Consultant and the Company, but it is anticipated that Consultant shall provide approximately 40 hours of service per week.

2. Consulting Fees. The Company shall pay Consultant at the rate of $23,000 per calendar month, prorated for any partial months of service. Consultant shall be paid on a monthly basis. During the term of this Agreement, Consultant will not receive any fees for services as Chairman of the Board of Directors of the Company.

3. Expenses. In addition to the payment of consulting fees pursuant to Section 2 above, Consultant shall be reimbursed by the Company for reasonable business travel expenses incurred in connection with the performance of services hereunder, provided that prior written approval by the Company for such expenses was obtained, and appropriate receipts are presented to the Company.

4. Term and Termination. The term of this Agreement shall commence on the date hereof and shall remain in effect until terminated by either party, with or without cause, on seven (7) days notice. Notwithstanding the foregoing, this Agreement shall terminate immediately upon the death of Consultant. Upon termination of this Agreement for any reason, Consultant shall be paid for all consulting fees earned prior to termination.

5. Relationship. In performing his obligations hereunder, Consultant acknowledges and agrees that he is an independent contractor and not an agent or employee of the Company. Consultant further acknowledges and agrees that he is responsible for his own estimated and self-employment taxes, and that he shall be treated as an independent contractor for all purposes, including but not limited to federal and state taxation, withholding taxes, unemployment insurance, and workers' compensation and disability insurance. Consultant understands that as an independent contractor he is not entitled to participate in any employee benefit plans or programs of the Company.

6. General Provisions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that this Agreement is personal to Consultant and neither this Agreement nor Consultant's rights hereunder may be assigned by him. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

TREX COMPANY, INC.

By: /s/ Andrew U. Ferrari

Andrew U. Ferrari

Chief Executive Officer

/s/ Anthony J. Cavanna

Anthony J. Cavanna